    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 1998

                                               Registration No. 333 -______

                         SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C. 20549

                               ______________________

                                      FORM S-8

                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                               ______________________

                            TECHNOLOGY SOLUTIONS COMPANY

               (Exact name of registrant as specified in its charter)
                             _________________________

            DELAWARE                                     36-3584201
 (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                     Identification No.)

                             205 NORTH MICHIGAN AVENUE
                              CHICAGO, ILLINOIS  60601
                                   (312) 228-4500
                      (Address of Principal Executive Offices)

                               _____________________

           TECHNOLOGY SOLUTIONS COMPANY 1998 STOCK OPTION REPRICING PLAN
                             (Full title of each plan)

                               _____________________

                               PAUL R. PETERSON, ESQ.
                     SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            TECHNOLOGY SOLUTIONS COMPANY
                             205 NORTH MICHIGAN AVENUE
                                     SUITE 1500
                              CHICAGO, ILLINOIS  60601
                      (Name and address of agent for service)

                               _____________________

                                   (312) 228-4500

           (Telephone number, including area code, of agent for service)

                               _____________________


                          CALCULATION OF REGISTRATION FEE

                                                     Proposed maximum    Proposed maximum
   Title of each class of            Amount to        offering price         aggregate             Amount of
securities to be registered       be registered(1)     per option(2)      offering price(2)   Registration fee
---------------------------------------------------------------------------------------------------------------
Options to Purchase Shares
of Common Stock, $.01 par value    2,775,404 options       $10.875          $30,182,518             $8,904
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

1 Based on the maximum number of options that may be issued pursuant to the Technology Solutions Company 1998 Stock Option Repricing Plan (the "Repricing Plan") upon the surrender for cancellation of presently outstanding options to acquire shares of Common Stock of Technology Solutions Company.

2 Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(g) under the Securities Act of 1933, based upon the exercise price of the options that may be issued pursuant to the Repricing Plan.

                                       PART I
                INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.   PLAN INFORMATION

                 Not required to be included herewith


ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

                 Not required to be included herewith


                                      PART II
                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

                 The following documents heretofore filed (File No. 0-19433) with the Securities and Exchange Commission (the "Commission") by Technology Solutions Company, a Delaware corporation (the "Company"), are incorporated herein by reference:

            (a) the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998;

            (b) the Company's Current Report on Form 8-K filed with the Commission on July, 8, 1998;

            (c) the Company's Current Report on Form 8-K filed with the Commission on September 4, 1998; and

            (d) the description of the Common Stock contained in the Registration Statement on Form 8-A filed by the Company with the Commission on July 29, 1991, including any amendments or reports filed for the purpose of updating such description.

            In addition to the foregoing, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

            Any statement, including financial statements, contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

            The securities registered hereunder consist of options to purchase ("Options") a maximum of 2,775,404 shares of Common Stock, $.01 par value (the "Common Stock"), of the Company. Pursuant to the terms of the Repricing Plan, the Options will be granted under the Technology Solutions Company 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan is administered by a committee designated by the Board of Directors of the Company (the "Committee").

            Pursuant to the terms and conditions of the Repricing Plan, commencing on September 8, 1998 holders of options to purchase shares of Common Stock previously granted under the 1996 Plan with an exercise price per share of Common Stock that is GREATER than $10.875 ("Eligible Options") may elect to cancel such options ("Participating Holders") and receive Options in exchange therefor by completing and executing an election form and signature page, indicating those grants of Eligible Options to be canceled in exchange for Options, and returning the completed and signed election form and signature page to the Company's Chicago office either by facsimile or by U.S. mail no later than September 18, 1998.

            The exercise price, grant date and vesting schedule for each Option will be as follows:

        EXERCISE PRICE      $10.875 per share.

        GRANT DATE          September 4, 1998.

        VESTING SCHEDULE    An option to purchase 1/3 of the shares initially
                            subject to a given Option will vest and become exercisable on September 4, 1999.

                            On the last day of each calendar month for 24 months thereafter, an option to purchase 1/36 of the shares initially subject to a given Option will vest and become exercisable.

            The effective grant date of the Options will be September 4, 1998 (the "Grant Date"). The maximum term of an Option will be the date which is 10 years after the Grant Date (the "Expiration Date"). Each Option will terminate, to the extent not exercised or earlier terminated by the holder thereof pursuant to the terms of the written agreement by which it is governed (the "Option Agreement"), on its Expiration Date. In no event will an Option be exercisable after it terminates.

            As of the date hereof, there are outstanding no other options with the same terms as the Options, and there is no established public trading market for the Options. The Options may be adjusted as follows: in case the number of outstanding shares of Common Stock (or any other class of common stock of the Company) is increased by stock split, stock dividend, recapitalization or other similar relevant change in the capitalization of the Company (which will not include the sale by the Company of shares of any class of stock or securities convertible into such shares), the number of shares of Common Stock which may thereafter be purchased pursuant to such Option will be proportionately increased and the purchase price per share will be proportionately reduced; or in case the number of outstanding shares of Common Stock (or any other class of common stock of the Company) is reduced by reverse stock split, combination of shares, recapitalization or other similar relevant change in the capitalization of the Company (which will not include the purchase or retirement by the Company of shares of any class of stock or securities convertible into such shares), the number of shares of Common Stock which may thereafter be purchased pursuant to the Option will be proportionately reduced and the purchase price per share will be proportionately increased.

            DESIGNATION OF OPTIONS AS NONQUALIFIED STOCK OPTIONS. Each Option will be designated as not constituting an "incentive stock option" within meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and each Option Agreement will be interpreted and treated consistently with such designation.

            TERMINATION OF OPTIONS

            If, prior to the first anniversary of the Grant Date, a Participating Holder's employment by the Company terminates for any reason whatsoever (including, without limitation, involuntary termination by the Company) other than death or disability (as defined in the Option Agreement), each Option held by such Participating Holder will terminate in its entirety upon the effective date of the Participating Holder's termination of employment.

            If, on or after the first anniversary of the Grant Date, a Participating Holder's employment by the Company terminates for any reason whatsoever (including, without limitation, involuntary termination by the Company) other than death, Disability, or Retirement (as defined in the Option Agreement), each Option held by such Participating Holder will remain exercisable with respect to the number of shares subject to the Option that were exercisable upon the effective date of the Participating Holder's termination of employment and will thereafter be exercisable for a period of 90 days from the effective date of the Participating Holder's termination of employment or until the Expiration Date, whichever period is shorter, after which the Option will terminate in its entirety.

            If a Participating Holder's employment by the Company terminates by reason of the Participating Holder's death, each Option held by such Participating Holder will become exercisable with respect to any or all of the shares subject to such Option on the Grant Date and will thereafter be exercisable for a period of one year from the date of the Participating Holder's death or until the Expiration Date, whichever period is shorter, after which the Option will terminate in its entirety.

            If a Participating Holder's employment by the Company terminates by reason of the Participating Holder's Disability, each Option held by such Participating Holder will become exercisable with respect to any or all of the shares subject to the Option on the Grant Date and will thereafter be exercisable for a period of 90 days from the effective date of the Participating Holder's termination of employment or until the Expiration Date, whichever period is shorter, after which the Option will terminate in its entirety.

            If a Participating Holder dies following the termination of Participating Holder's employment by the Company, each Option held by such Participating Holder will be exercisable only to the extent that it was exercisable on the date of Participating Holder's death and will thereafter be exercisable only for that period of time for which the Option was exercisable immediately prior to the Participating Holder's death.

            An Option will become exercisable with respect to any or all of the shares subject thereto on the Grant Date upon the sale of substantially all of the business and assets of the Company if the Board of Directors of the Company (the "Board") shall approve, in its sole and absolute discretion, such acceleration of exercisability prior to the closing of such sale. SEE ALSO, "CHANGE IN CONTROL OF THE COMPANY."

            If a Participating Holder's employment by the Company terminates by reason of the Participating Holder's retirement after the Participating Holder has completed five years of service as an employee of the Company and is at least 55 years of age, each Option held by such Participating Holder will remain exercisable with respect to the number of shares subject to the Option that were exercisable upon the effective date of the Participating Holder's retirement, until the Expiration Date or two years following the effective date of the Participating Holder's retirement, whichever comes first.

            PROCEDURE FOR EXERCISE; PAYMENT OF PURCHASE PRICE

            Subject to the limitations set forth in the Option Agreement, an Option will be exercisable by delivery of written notice to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price for such number of shares. The purchase price will be payable in cash, except that if the Board shall so authorize the purchase price may be payable in whole or in part (i) by delivering to the Company shares of Common Stock (or shares of any other class of common stock of the Company) held by the Participating Holder for a period in excess of six months, valued at their fair market value on the date of exercise, as determined by the Board in its sole discretion, or (ii) by transferring to the Company such other consideration as the Board in its sole discretion may approve. As a condition precedent to any exercise of an Option, the Participating Holder will be required, upon request by the Company, to pay to the Company in addition to the purchase price of the Common Stock, such amount of cash as the Company may be required, under all applicable federal, state or local laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such exercise of the Option. If the Participating Holder fails to advance such Required Tax Payments after request by the Company, the Company will have the power to, in its discretion, deduct any such Required Tax Payments from the amount to be paid under the Option Agreement, whether in Common Stock or in cash, or from any other amount then or thereafter payable by the Company to the Participating Holder.

            NONTRANSFERABILITY OF OPTIONS

            Neither an Option nor any rights under an Option Agreement will be transferable by a Participating Holder other than by will or the laws of descent and distribution. During the Participating Holder's lifetime an Option will be exercisable only by the Participating Holder. Upon the Participating Holder's death, an Option may be exercised by the Participating Holder's successor in interest in accordance with the terms and conditions of the Option Agreement. Any other transfer or any attempted assignment, pledge or hypothecation, whether or not by operation of law, will be void. A Option shall not be subject to execution, attachment or other process, and no person shall be entitled to exercise any rights of the Participating Holder pursuant to the Option Agreement or possess any rights thereunder by virtue of any attempted execution, attachment or other process.

            INDEMNIFICATION; REPRESENTATIONS BY PARTICIPATING HOLDERS; RIGHTS OF PARTICIPATING HOLDERS

            Pursuant to the Option Agreement, a Participating Holder will covenant and agree to indemnify and hold harmless the Company, its officers, directors, employees and agents from and against any loss, claim, damage and expense (including, without limitation, reasonable attorneys' fees) arising out of or based upon any breach or failure by the Participating Holder to comply with any representation, warranty, covenant or agreement made by the Participating Holder therein or in any other document furnished by the Participating Holder in connection with therewith.

            Participating Holders will not be entitled to any privileges of ownership with respect to shares of Common Stock subject to an Option unless and until shares are purchased and delivered upon the exercise of the Option, in whole or in part, and the Participating Holder will not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

            In no event will the grant of an Option give or be deemed to give the Participating Holder any right to continue in the employment of the Company.

            The Committee will have the right to resolve all questions which may arise in connection with an Option or its exercise. Any interpretation, determination or other action made or taken by the Committee regarding the 1996 Plan or the Option Agreement will be final, binding and conclusive.

            CHANGE IN CONTROL OF THE COMPANY

            The terms of the 1996 Plan provide that, notwithstanding any provision in the 1996 Plan or any Option Agreement, in the event of a Change in Control of the Company (as defined in the 1996 Plan), the Board may, but will not be required to, make such adjustments to then outstanding awards made under the 1996 Plan, including any Options, as it deems appropriate, including, without limitation, electing that each outstanding award shall be surrendered to the Company by the holder thereof, and that each such award shall immediately be cancelled by the Company, and that the Participating Holder shall receive, within a specified period of time from the occurrence of the Change in Control, a cash payment determined in accordance with the provisions of the 1996 Plan.

            In the event of a Change in Control, the Board may, but shall not be required to, substitute for each share of Common Stock available under the 1996 Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control. In the event of any such substitution, the purchase price per share in the case of an option shall be appropriately adjusted by the Compensation Committee of the Board, such adjustments to be made in the case of outstanding options without an increase in the aggregate purchase price or base price.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

             Not applicable.

Item 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Section 145 of the Delaware General Corporation Law authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Certificate of Incorporation and By-Laws require indemnification of the Company's officers and directors to the fullest extent permitted by Delaware law. The Company also maintains directors' and officers' liability insurance.

Item 7.     EXEMPTION FROM REGISTRATION CLAIMED

                 Not applicable.

ITEM 8.     EXHIBITS


Exhibit     Description of Exhibit
-------     ----------------------
4.1         Certificate of Incorporation of the Company, as amended, filed as
            Exhibit 3.01 to the Company's Registration Statement on Form S-1,
            Registration Number 33-41824, is incorporated herein by reference.

4.2 By-Laws of the Company, as amended, filed as Exhibit 3.02 to the Company's Registration Statement on Form S-1, Registration Number
            33-41824, is incorporated herein by reference.

4.3         Technology Solutions Company 1996 Stock Incentive Plan, filed as
            Exhibit 4.3 to the Company's Registration Statement on Form S-8,
            Registration Number 333-31387, is incorporated herein by reference.

*4.4        Option Agreement.

*5          Opinion of General Counsel of the Company.

*23.1       Consent of General Counsel of the Company (included in Exhibit 5).


*23.2       Consent of PricewaterhouseCoopers LLP.

*24         Powers of Attorney.

---------------
* Filed herewith

ITEM 9.     UNDERTAKINGS

          (a)    The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      SIGNATURES



          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 8th day of September, 1998.

                                        TECHNOLOGY SOLUTIONS COMPANY

                                        By:  /s/ John T. Kohler
                                             -------------------------------
                                             John T. Kohler
                                             President and Chief Executive
                                              Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 8th day of September, 1998.

          Name                               Capacity
          ----                               --------
          *                   Chairman of the Board of Directors, and
-----------------------       Director
William H. Waltrip

/s/ John T. Kohler            President, Chief Executive Officer, and
-----------------------       Director
John T. Kohler                (principal executive officer)

/s/ Martin T. Johnson         Senior Vice President and Chief Financial
-----------------------       Officer
Martin T. Johnson             (principal financial officer)


/s/ Timothy P. Dimond         Vice President, Finance
-----------------------       (principal accounting officer)
Timothy P. Dimond


          *                   Director
-----------------------
Raymond P. Caldiero

          *                   Director
-----------------------
Michael J. Murray


          Name                               Capacity
          ----                               --------

          *                   Director
----------------------
Stephen B. Oresman

          *                   Director
----------------------
John R. Purcell

          *                   Director
----------------------
Michael R. Zucchini


*By: /s/ Paul R. Peterson
     ---------------------------
     Paul R. Peterson
     Attorney-in-fact

              INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit   Description of Exhibit
-------   ----------------------
4.1       Certificate of Incorporation of the Company, as amended, filed as
          Exhibit 3.01 to the Company's Registration Statement on Form S-1,
          Registration Number 33-41824, is incorporated herein by reference.

4.2 By-Laws of the Company, as amended, filed as Exhibit 3.02 to the Company's Registration Statement on Form S-1, Registration
          Number 33-41824, is incorporated herein by reference.

4.3       Technology Solutions Company 1996 Stock Incentive Plan, filed as
          Exhibit 4.3 to the Company's Registration Statement on Form S-8,
          Registration Number 333-31387, is incorporated herein by reference.

*4.4      Technology Solutions Company Nonstatutory Repriced Stock Option
          Agreement.

*5        Opinion of General Counsel of the Company.

*23.1     Consent of General Counsel of the Company (included in Exhibit 5).

*23.2     Consent of PricewaterhouseCoopers LLP.

*24       Powers of Attorney.

----------------
* Filed herewith.